                                                                    EXHIBIT 99.1


                                                                 (WILLIAMS LOGO)

NEWSRELEASE


NYSE: WMB
--------------------------------------------------------------------------------


DATE:    June 9, 2003


                        WILLIAMS COMPLETES EXCHANGE OFFER

         TULSA, Okla. - The Williams Companies, Inc. (NYSE:WMB) announced today that is has successfully completed its exchange offer for outstanding 8.125 percent Notes and outstanding 8.75 percent Notes.

         On May 2, 2003, the company launched the exchange offer for up to $650 million aggregate principal amount of the outstanding 8.125 percent Notes and up to $850 million aggregate principal amount of the outstanding 8.75 percent Notes.

         As of June 6, 2003, approximately $648 million, or 99.1 percent, of the aggregate principal amount of its outstanding 8.125 percent Notes and $850 million, or 100 percent, of the aggregate principal amount of its outstanding
8.75 percent Notes have been tendered and accepted pursuant to the company's offer to exchange such notes, including tenders received by guaranteed delivery.

         The exchange offer expired at 5 p.m. Eastern on Tuesday, June 3, 2003.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard.

CONTACT:       Courtney Baugher
               Williams (investor relations)
               (918) 573-5768


                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.